EXHIBIT 10.1

Horn Stock Grant Agreement

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

CELSIUS HOLDINGS, INC.

STOCK GRANT AGREEMENT

This ___ day of January, 2007, Celsius Holdings, Inc. (the "Company") hereby grants to Gregory T. Horn (hereafter, "you" or "Grantee") shares of the Company's common stock (the "Shares"), pursuant to the terms and conditions of this Stock Grant Agreement (the "Grant").

By signing below, you agree to accept the terms and conditions and hereby accept and make the respective representations and covenants contained in this Agreement regarding the transfer to you of the Shares represented by this Grant.

ARTICLE 1
Stock Grant

Section 1.1 Shares. The initial number of shares subject to the Grant is set at 1,391,500 (the "Shares").

Section 1.2 Adjustment to the Grant. The number of Shares specified in Section 1.1 shall be increased such that the value of the Shares subject to the Grant will be equal to $250,000.00, based on the volume weighted average price (VWAP) in the first ten (10) days of trading of Celsius Holdings, Inc. common stock following the closing of the merger between Elite FX, Inc. and Celsius Holdings, Inc. (or its wholly-owned subsidiary).

ARTICLE 2
Consideration

This Grant is being made in consideration of: (i) your covenants and representations herein; (ii) your agreement to effectuate the termination of Specialty Nutrition Group, Inc.'s consulting agreement with Elite FX, Inc. dated June 2006, as amended on August 18, 2006; and (iii) your complete and un-revocable assignment of all right, title and interest in the "Celsius" trademark to Elite FX, Inc. and/or its successors.

ARTICLE 3
Description of Securities

Section 3.1. Merger and Post-Merger Capitalization. This Grant is being made in conjunction with the merger between the Company (or its wholly-owned subsidiary) and Elite FX, Inc. (the "Merger") Upon consummation of the Merger, Company's authorized capital stock will consist of 400 million shares of common and preferred stock par value $0.001. Prior to this Grant, there will be 96,212,246 shares of the Company's common stock issued and outstanding (not including the Shares granted hereby) and 10,647,025 shares issuable pursuant to options and warrants granted to the Company's employees, directors and others.

Section 3.2. Dilution and Adjustments.

        a) Private Offering Dilution. Immediately following the Merger, the Company plans to issue up to 25,000,000 additional shares of the Company's common stock in one or more private offerings which will result in material dilution of all of the Company's shareholders. You represent that you are aware of the terms of the Merger, the planned private offering and the anticipated dilution.

        b) Investa Warrant and Penalty Warrant Dilution. In conjunction with the Merger, the Company has issued a warrant representing 3,557,812 shares of the Company's common stock to Investa Capital Partners, Inc. at an exercise price of $0.140535 per share with an expiration date approximately one (1) year from the closing of the Merger (the "Investa Warrant"). Under certain circumstances, the Company may force the exercise of the Investa Warrant, in the nature of a "put". The Company may also be required to issue warrants at an exercise price of $0.140535 per share in the event that the Company fails to obtain an effective registration statement for certain shares within two-hundred seventy (270) days from the closing of the Merger (the "Penalty Warrant"). A Penalty Warrant is due for each 30 period thereafter that the Company fails to obtain an effective registration statement until the shares may be sold without a registration statement. The amount of shares for each Penalty Warrant shall, if any, shall be equal to one half of one percent (0.5%) of the shares eligible for inclusion in the registration statement. The maximum amount of Penalty Warrant shares is not expected to exceed 24,289 shares in any 30 day period. You represent that you are aware of the terms of the Investa Warrant and Penalty Warrants and the anticipated dilution.

        c) Future Financing and Options Dilution. It is anticipated that the Company will engage in future financing for operations, acquisitions or expansion and issue capital stock or stock options pursuant to one or more stock plans in an effort to provide additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, including key employees, consultants, independent contractors, officers and directors. You acknowledge that capital stock issued in future financings or as stock grants or stock options will dilute the Shares granted pursuant to this Agreement.

        d) Adjustment. Except as provided below, upon exercise of this Grant, you shall be entitled to receive a pro-rata adjustments to your shares in the same manner as other shareholders resulting from the declaration of a stock dividend or through any recapitalization resulting in a stock split.

i) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale or upon the exercise of rights or warrants to subscribe therefore or purchase such Shares, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number Shares granted hereby.

ii) Without limiting the generality of the foregoing, nothing herein shall affect in any manner the right or power of the Company to make, authorize or consummate (a) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (b) any merger or consolidation of the Company or to which the Company is a party; (c) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options; (d) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities; (e) the dissolution or liquidation of the Company; (f) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (g) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 3.3. No Preemptive Rights. The holders of the Company's common stock have no preemptive or subscription rights and have no rights to convert their common stock into any other security.

Section 3.3. Voting Rights.

Upon exercise of this Grant, you shall be entitled to one vote per share on all matters to be voted on by shareholders. With respect to electing the Company's directors, the holders of Common Stock do not have cumulative voting rights.

Section 3.4. Dividends and Distributions.

a) Dividends. Upon exercise of this Grant, you shall be entitled to receive a pro-rata portion of dividends paid by the Company, based on the entire amount of Shares granted hereunder.

b) Distributions on Liquidation. Upon exercise of this Grant, your right to participate in distributions upon liquidation will be limited to a pro-rata distribution based on the number of shares that are no longer subject to the Company's Cancellation Rights.

ARTICLE 4
Exercise of Grant

Section 4.1. Method Of Exercise. To exercise the Grant made hereunder, you must sign and deliver this Stock Grant Agreement to the Company's president, Steve Haley, at Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483 with a copy to the Company's attorney, Neil Baritz, Esq. at: 1075 Broken Sound Parkway, NW, Suite 102, Boca Raton, Florida 33487.

Section 4.2. Taxes. You are solely responsible for all taxes associated with this Grant. You must make arrangements to pay any withholding or other taxes that may be due as a result of the exercise of this Grant or the sale of Shares acquired upon exercise of this Grant.

THE COMPANY MAKES NO REPRESENTATION AS TO THE TAX IMPLICATIONS OF EXERCISING THIS GRANT OR THE SUBSEQUENT SALE OR TRANSFER OF THE SHARES GRANTED HEREBY.

ARTICLE 5
Transfer

Section 5.1. Restrictions On Transfer or Assignment Of Shares.

a) By signing this Stock Grant Agreement, you agree not to sell or transfer any Shares acquired hereunder at a time when applicable laws, regulations or Company or underwriter trading policies prohibit sale or transfer.

b) You hereby represent and agree that you are acquiring the Shares granted hereunder for investment, and not with a view to the sale or distribution thereof, and shall make such other similar representations as are deemed necessary or appropriate by the Company and its counsel.

Section 5.2. Legends. All certificates representing the Shares issued upon exercise of this Grant shall, where applicable, have endorsed thereon the following legends, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED."

ARTICLE 6
Other Terms and Conditions

Section 6.1. No Employment or Retention Rights. Nothing in this Agreement shall grant you the right to be employed by the Company or any of its subsidiaries or affiliates.

Section 6.2 Governing Law, Venue & Attorneys Fees. All questions regarding the validity and interpretation of this Stock Grant Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Grant, Grantee's exercise, this Stock Grant Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Stock Grant Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Stock Grant Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

Section 6.3. Notices. Any notice given under this Stock Grant Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, to the following address, unless another address is provided by such party in writing:

If to the Company: Celsius Holdings, Inc.

140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attn: Steve Haley, President

with a copy to: Neil Baritz, Esq.

1075 Broken Sound Parkway, NW, Suite 102
oca Raton, Florida 33487

If to the Grantee: Gregory T. Horn

2971 N.E. 27th Avenue
Lighthouse Point, FL 33064

Section 6.4 Binding Agreement/Successors.

        a) Company's Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding in all respects upon the Company's successors and assigns.

        b) Grantee's Successors. Except as prohibited hereunder, this Agreement shall inure to the benefit of your personal representatives, legatees, and heirs.

Section 6.5. Waivers. The waiver by either party of a breach of any provision of this Stock Grant Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 6.6. Entire Agreement.

        a) No Other Agreements. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Agreement other than those specifically included herein.

        b) Prior Agreements. This Agreement supersedes any prior agreements pertaining to or connected with the grant of stock or stock options to Grantee. All such prior agreements are terminated and are of no force or effect whatsoever.

Section 6.7. Amendment of Agreement. No change or modification of this Stock Grant Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced.

Section 6.8. Severability of Provisions. If any provision of this Stock Grant Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Stock Grant Agreement.

Section 6.9. Governing Law, Venue & Attorneys Fees. All questions regarding the validity and interpretation of this Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Grant or this Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

IN WITNESS WHEREOF, the parties have executed this Stock Grant Agreement as of the day and year first written above.

GRANTEE:

/s/ Gregory Horn

Gregory T. Horn

CELSIUS HOLDINGS, INC.

/s/ Stephen C. Haley

By:
       Stephen C. Haley, President